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John W. Hlywak, Jr. (Investors)             Jay Higham        (Media)
Senior Vice President & CFO                 Senior Vice President of Marketing
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
email:  jhlywak@integramed.com              email:  jhigham@integramed.com
        ----------------------                      ----------------------
Web Address:  http://www.integramed.com
              -------------------------

                    INTEGRAMED REPORTS FIRST QUARTER RESULTS


Purchase, NY, April 28, 2004 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the first quarter ended March 31, 2004.

Reported Results

Total revenues for the first quarter of 2004 were $25.4 million, a 7.1% increase from $23.7 million for the same period in 2003. The contribution to earnings from operations in the first quarter of 2004 was approximately $2.5 million, a 7.0% increase from $2.3 million reported for the same period in 2003.

Net income for the first quarter of 2004 was $187,000, compared with the $140,000 net income reported for the first quarter of 2003. Diluted earnings per share for the first quarter of 2004 were $0.05 compared to $0.04 for the same period in 2003.

Management Discussion

"Results of the first quarter held true to trend with patients deferring the start of their treatment until after the year-end holidays. Revenue growth was fairly strong for the first quarter and met expectations and we believe is the precursor of increased revenue growth later in the year," said Gerardo Canet, President and CEO of IntegraMed. "The FertilityPartners segment of our business had a 12% revenue growth, which was in line with forecast. Our Pharmaceutical Services segment revenue is returning to its upward trend increasing 9% over the fourth quarter of 2003. Our Shared Risk Refund Program and Patient Financing revenues, two accelerating segments of our product mix had 15% growth in revenues over the fourth quarter of 2003," added Mr. Canet.

"We are building on the success of 2003 and first quarter of 2004 in practice growth," continued Mr. Canet. "In the last six months we added two FertilityPartners and four FertilityDirect(TM) members to the network. We have now contracted with 7 of the top fertility centers to provide a full range of our services and another 20 of the leading fertility centers to provide treatment financing services and the Shared Risk(TM) Refund Program, an innovative IVF payment option. We are concentrating on developing the revenues and earnings potential of the larger network," said Mr. Canet.

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Reiteration of Financial Guidance

Mr. Canet reiterated the financial guidance that IntegraMed offered on February 18, 2004. The Company expects, without any major acquisition, total revenues for 2004 to range from $100 million to $108 million and net income to range from $1.3 million to $1.4 million, or $0.33 to $0.35 per diluted share.

About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Investors' Conference Call

Gerardo Canet, president and chief executive officer, and John Hlywak, chief financial officer, will host an investment-community conference call beginning April 29, 2004 at 10:00 a.m. Eastern Time to discuss the above-mentioned results and to answer questions.

To participate in the live call via telephone, please call (800) 374-0146 (domestic) or (706) 634-1307 (international). A telephone replay will be available through May 5, 2004 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering reservation number 7040918.

Individuals interested in listening to the conference call via the Internet may do so by visiting the Company's web site at www.integramed.com. A replay will be available on the web site for 14 days. For further information regarding IntegraMed, this press release or the conference call, please go to IntegraMed's homepage at www.integramed.com and to IntegraMed's Investor Relations website page at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=INMD&script=400.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of April 28, 2004 and IntegraMed undertakes no duty to update this information.

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                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                                For the
                                                           three-month period
                                                             ended March 31,
                                                          ---------------------
                                                            2004         2003
                                                          --------     --------
                                                               (unaudited)

Revenues, net
     Fertility Partners ................................   $ 20,598    $ 18,374
     Pharmaceutical sales ..............................      3,766       4,862
     Other revenues ....................................      1,030         474
                                                           --------    --------
     Total revenues ....................................     25,394      23,710
                                                           --------    --------

Costs of services and sales
     Fertility Partners ................................     18,549      16,365
     Pharmaceutical costs ..............................      3,624       4,742
     Other costs .......................................        746         290
                                                           --------    --------
     Total costs of services and sales .................     22,919      21,397
                                                           --------    --------

Contribution
     Fertility Partners ................................      2,049       2,009
     Pharmaceutical contribution .......................        142         120
     Other contribution ................................        284         184
                                                           --------    --------
     Total contribution ................................      2,475       2,313
                                                           --------    --------

General and administrative expenses ....................      2,142       2,085
Interest income ........................................        (58)        (22)
Interest expense .......................................         80          19
                                                           --------    --------
     Total other expenses ..............................      2,164       2,082
                                                           --------    --------

Income before income taxes .............................        311         231
Income tax provision ...................................        124          91
                                                           --------    --------
Net income applicable to Common Stock ..................   $    187    $    140
                                                           ========    ========

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share ..........................   $   0.05    $   0.04
                                                           ========    ========
     Diluted earnings per share ........................   $   0.05    $   0.04
                                                           ========    ========

Weighted average shares - basic ........................      3,573       3,357
                                                           ========    ========
Weighted average shares - diluted ......................      3,814       3,571
                                                           ========    ========

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



                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                      March 31,    December 31,
                                                                      --------     -----------
                                                                        2004           2003
                                                                      --------     -----------
ASSETS
Current assets:
   Cash and cash equivalents ......................................   $  5,574      $  6,885
   Due from Medical Practices, net ................................     11,708         8,918
   Pharmaceutical sales accounts receivable, net ..................      1,286         1,484
   Deferred taxes .................................................        948           948
   Prepaids and other current assets ..............................      3,797         3,579
                                                                      --------      --------

       Total current assets .......................................     23,313        21,814

Fixed assets, net .................................................     11,335        10,218
Exclusive Service Rights, net .....................................     21,387        20,504
Deferred taxes ....................................................      2,664         2,795
Other assets ......................................................        270           278
                                                                      --------      --------

       Total assets ...............................................   $ 58,969      $ 55,609
                                                                      ========      ========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $    638      $  1,260
   Accrued liabilities ............................................      5,288         4,181
   Current portion of long-term notes payable and other obligations      4,359         3,272
   Patient deposits ...............................................     11,347         9,492
                                                                      --------      --------

       Total current liabilities ..................................     21,632        18,205
                                                                      --------      --------

Long-term notes payable and other obligations .....................      3,935         4,239
                                                                      --------      --------

Commitments and Contingencies

Shareholders' equity:
   Common Stock ...................................................         36            35
   Capital in excess of par .......................................     48,413        48,172
   Treasury Stock .................................................       (618)         (426)
   Accumulated deficit ............................................    (14,429)      (14,616)
                                                                      --------      --------
       Total shareholders' equity .................................     33,402      33,165
                                                                      --------      --------

       Total liabilities and shareholders' equity .................   $ 58,969      $ 55,609
                                                                      ========      ========

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